EXHIBIT 10.1

[COMPANY LETTERHEAD]

May 24, 2007

Mark J. Barrenechea

Re: Employment Terms

Dear Mark:

Rackable Systems, Inc. (the “Company”), is pleased to offer you the position of President and Chief Executive Officer (“CEO”), on the following terms. Your employment shall commence on April 29, 2007.

1.    POSITION. You will serve in an executive capacity and shall perform the duties of CEO as commonly associated with this position, as specified in the Bylaws of the Company, and as required by the Board of Directors of the Company (the “Board”). You will report to the Board. Subject to the terms of this offer letter agreement, the Board reserves the right to change your position, duties, reporting relationship, work location, and job duties, from time to time in its discretion. Your new employment relationship with the Company will not affect your current status as a Director on the Board.

2.    COMPENSATION.

(a)  Base Salary. Your initial annual base salary will be $350,000.00, less standard payroll deductions and withholdings. You will be paid bi-weekly in accordance with Company practice and policy.

(b)  Performance Bonus. In addition, you will be eligible to earn an annual performance bonus of up to $250,000.00, based upon both your performance and the Company’s performance with respect to applicable performance targets which are expected to include revenue and profitability targets and other organizational milestones (“Targets”), set solely by the Compensation Committee of the Company’s Board of Directors (the “Compensation Committee”). The bonus payment shall be earned upon the fulfillments of Targets and is payable within a reasonable period of time, not to exceed thirty (30) days from the date that the Compensation Committee concludes that Targets have been fulfilled. The Compensation Committee will determine in its sole discretion whether the Targets have been achieved, whether you have earned a bonus, and the amount of any earned bonus. You must be employed on the bonus payment date to earn and be eligible to receive any bonus.

(c) Review of Compensation. Your base salary and bonus eligibility will be reviewed on an annual or more frequent basis by the Compensation Committee and are subject to change in the discretion of the Compensation Committee, subject to the terms of this offer letter agreement.

3.    OPTION GRANT.

(a) Equity Grants. Subject to Compensation Committee approval, the Company will issue you an option (the “Option”) to purchase 700,000 shares of the Company’s common stock pursuant to the Company’s 2005 Equity Incentive Plan (the “Plan”) at an exercise price equal to the fair market value of the stock as of the date of grant as determined by the Compensation Committee. In addition, subject to Compensation Committee approval, the Company will grant you 150,000 restricted shares of the Company’s common stock (the “Restricted Stock Award”).

(b) Vesting Schedule. Both the Option and the Restricted Stock Award will be subject to a four-year vesting period subject to your continuous service to the Company as an employee or consultant (as defined in the Plan and Restricted Stock Purchase Agreement), with one forty-eighth (1/48th) of the respective shares subject to the Option and the Restricted Stock Award vesting for each full month of your continuous service as an employee or consultant following your start date as an employee of the Company.

(c) Governing Documents. The Option will be governed in full by the terms and conditions of the Plan and your individual Option agreement; the Restricted Stock Award will be governed in full by the terms and conditions of the Restricted Stock Purchase Agreement. You understand that the Option and the Restricted Stock Award are expected to be granted on or about June 11, 2007.

4.    EMPLOYEE BENEFITS. You will be eligible to participate in the Company’s standard employee benefit plans in accordance with the terms and conditions of the plans and applicable policies which may be in effect from time to time, and provided by the Company to its executive employees generally, including but not limited to group health insurance coverage, disability insurance, life insurance, ESPP, 401(k) Plan, and paid time off and paid holidays. You will be eligible for reimbursement of your legitimate and documented business expenses incurred in connection with your employment, pursuant to the Company’s standard reimbursement expense policy and practices. The Company may modify its benefits programs and policies from time to time in its discretion.

5.    INVENTION AND NON-DISCLOSURE AGREEMENT. As a condition of your employment, you are required to sign and abide by the Company’s Proprietary Information and Inventions Agreement (the “Non-Disclosure Agreement”), attached hereto as Exhibit A.

6.    SERVICE AS EMPLOYEE; OUTSIDE ACTIVITIES.

(a) Location and Duties. You will work at the Company’s corporate headquarters currently located in Fremont, California, subject to necessary business travel. During your employment with the Company, you will devote your best efforts and substantially all of your business time and attention (except for vacation periods and reasonable periods of illness or other incapacity permitted by the Company’s general employment policies) to the business of the Company.

(b) Company Policies. Your employment relationship with the Company shall also be governed by the general employment policies and practices of the Company, including but not limited to the policies contained in the Company’s Employee Handbook (except that if the terms of this letter differ from or are in conflict with the Company’s general employment policies or practices, this letter will control), and you will be required to abide by the general employment policies and practices of the Company.

(c) Other Activities. Throughout your employment with the Company, you may engage in civic and not-for-profit activities so long as such activities do not interfere with the performance of your duties hereunder or present a conflict of interest with the Company. Subject to the restrictions set forth herein and with the prior written consent of the Board, you may serve as a director of other corporations and may devote a reasonable amount of your time to other types of business or public activities not expressly mentioned in this paragraph. The Board is aware that you serve as a director for Overland Storage and Berkeley Mills and that you own less than 10% of the outstanding shares in these companies. The Board may rescind its consent to your service as a director of all other corporations or participation in other business or public activities, if the Board, in its sole discretion, determines that such activities compromise, are in conflict with, or threaten to compromise or conflict with the Company’s business interests or your duties to the Company.

(d) Conflict of Interest. During your employment by the Company, except on behalf of the Company, you will not directly or indirectly serve as an officer, director, stockholder, employee, partner, proprietor, investor, joint venturer, associate, representative or consultant for or on behalf of any other person, corporation, firm, partnership or other entity whatsoever known by you to compete with the Company (or is planning or preparing to compete with the Company), anywhere in the world, in any line of business engaged in (or planned to be engaged in) by the Company; provided, however, that you may purchase or otherwise acquire up to (but not more than) one percent (1%) of any class of securities of any enterprise (but without participating in the activities of such enterprise) if such securities are listed on any national or regional securities exchange.

7.    AT-WILL EMPLOYMENT RELATIONSHIP. Your employment relationship with the Company is at-will. Accordingly, both you and the Company may terminate the employment relationship at any time, with or without Cause (as defined below), and with or without advance notice.

8.    DEFINITIONS.

(a) Definition of “Cause.” For purposes of this offer letter agreement, “Cause” is defined as one or more of the following events: (i) the indictment or conviction for a felony or other crime, in each case involving moral turpitude; (ii) the commission of any other act or omission involving fraud or intentional deceit with respect to the Company or any of its affiliates or any of their directors, stockholders, partners or members; (iii) any act or omission involving dishonesty that causes material injury to the Company or any of its affiliates or any of their directors, stockholders, partners or members; (iv) gross negligence (defined as conduct or a failure to act that is so reckless that it demonstrates a substantial lack of concern for whether an injury will result) with respect to the Company or any of its subsidiaries; (v) willful misconduct with respect to the Company or any of its subsidiaries; (vi) any other material breach of this agreement or any other agreement referred to herein (including the Non-Disclosure Agreement); provided, however, that, it shall only be deemed Cause pursuant to clause (vi) if you are given written notice describing the basis of Cause and, if the event is reasonably susceptible of cure, you fail to cure within thirty (30) days.

(b) Definition of “Good Reason.” For purposes of this offer letter agreement, “Good Reason” is defined as one or more of the following conditions that occur without your written consent: (i) the assignment to you, or the removal from you, of any duties or responsibilities that results in the material diminution of your authority, duties or responsibilities, including a Change in Control that results in your no longer serving as the Chief Executive Officer of a publicly traded corporate entity; (ii) a material reduction by the Company of your base salary; (iii) the Company’s material breach of its obligations to you under this offer letter agreement; or (iv) your office relocation to a location more than fifty miles from your then present location; provided however that, it shall only be deemed Good Reason pursuant to the foregoing definition if (i) the Company is given written notice from you within ninety (90) days following the first occurrence of a condition that you consider to constitute Good Reason describing the condition and fails to remedy such condition within thirty (30) days following such written notice, and (ii) you resign from employment within ninety (90) days following the end of the period within which the Company was entitled to remedy the condition constituting Good Reason but failed to do so.

(c) Definition of “Change in Control.” For purposes of this offer letter agreement, “Change in Control” means the occurrence, in a single transaction or in a series of related transactions, of either of the following events:

(i)  There is consummated (A) a merger, consolidation or similar transaction involving (directly or indirectly) the Company or (B) a tender offer or exchange offer addressed to the stockholders of the Company and, in either event, immediately after the consummation of such merger, consolidation or similar transaction or such tender or exchange offer, the stockholders of the Company immediately prior thereto do not Own, directly or indirectly, either (A) outstanding voting securities representing more than fifty percent (50%) of the combined outstanding voting power of the surviving Entity in such merger, consolidation or similar transaction or (B) more than fifty percent (50%) of the combined outstanding voting power of the parent of the surviving Entity in such merger, consolidation or similar transaction, in each case in substantially the same proportions as their Ownership of the outstanding voting securities of the Company immediately prior to such transaction; or

(ii)  There is consummated a sale, lease, exclusive license or other disposition of all or substantially all of the consolidated assets of the Company and its Subsidiaries, other than a sale, lease, license or other disposition of all or substantially all of the consolidated assets of the Company and its Subsidiaries to an Entity, more than fifty percent (50%) of the combined voting power of the voting securities of which are Owned by stockholders of the Company in substantially the same proportions as their Ownership of the outstanding voting securities of the Company immediately prior to such sale, lease, license or other disposition.

The term Change in Control shall not include a sale of assets, merger or other transaction effected exclusively for the purpose of changing the domicile of the Company.

9.    ACCELERATION OF VESTING UPON CHANGE IN CONTROL. All unvested stock options and all unvested grants of restricted stock, herein referred to and any subsequent grants of stock options, restricted stocks or any other stock awards in future plans, shall become fully vested upon the closing of a Change in Control of the Company.

10.    SEVERANCE BENEFITS.

(a) Entitlement to Severance Benefits. If, at any time, your employment is terminated by the Company without Cause, or by you for Good Reason, you will be eligible to receive, as your sole severance benefits (the “Severance Benefits”):

(1)  Severance pay in the total amount equal to the sum of (i) twelve (12) months of your base salary in effect as of the employment termination date, and (ii) the full amount of your annual performance bonus. The severance pay will be subject to required payroll deductions and withholdings, and will be paid in twenty-four (24) equal installments over a period of twelve (12) months, with such payments made on the Company’s normal payroll schedule.

(2)  If you timely elect and continue to remain eligible for continued group health insurance coverage under federal COBRA law or, if applicable, state insurance laws (collectively, “COBRA”), the Company will pay your COBRA premiums sufficient to continue your group health insurance coverage at the same level in effect as of your employment termination date (including dependent coverage, if applicable) for twelve (12) months after the employment termination date; provided that, the Company’s obligation to pay your COBRA premiums will cease earlier if you become eligible for group health insurance coverage through a new employer and you must provide prompt written notice to the Board if you become eligible for group health insurance coverage through a new employer within twelve (12) months of your employment termination date; and

(3)  Any then-outstanding stock options provided to you by the Option (as defined herein) and any then-outstanding restricted shares provided to you by the Restricted Stock Award (as defined herein) will both be subject to accelerated vesting equal to the number of shares that would vest over an additional twelve (12) month period, and you will have twelve (12) months from the employment termination date in which to exercise the Option.

(b) Release Requirement. Notwithstanding the foregoing, in order to be eligible for the Severance Benefits, you must first sign, date, return to the Company, and allow to become effective the Mutual Release of Claims attached hereto as Exhibit B, which the Company also agrees to sign prior to the Effective Date of the Mutual Release of Claims (as defined in Exhibit B). You will not be eligible for the Severance Benefits if your employment is terminated for Cause, or if you resign for any reason that does not qualify as Good Reason. In addition, in the event that you materially breach the Non-Disclosure Agreement, the Mutual Release of Claims, or any other obligations you owe to the Company after termination of your employment (including but not limited to the nonsolicitation provisions hereunder), the Company’s obligation to provide the Severance Benefits (or to continue to provide the Severance Benefits) will cease immediately and in full as of the date of your breach.

(d) Deferred Compensation. Anything in this agreement to the contrary notwithstanding, if the Company reasonably determines that any payments hereunder fail to satisfy the distribution requirements of Section 409A(a)(2) of the Internal Revenue Code of 1986, as amended (the “Code”) and you concur with such determination, then the payment of such benefit shall be delayed to the minimum extent necessary so that such payments are not subject to the provisions of Section 409A(a)(1) of the Code; provided, however, that in no event shall such delay be more than six (6) months and one (1) day from the date of termination of your employment with the Company.

(e) Excise Tax.

(i) Anything in this agreement to the contrary notwithstanding, if any payment or benefit that you would receive pursuant to this offer letter agreement or otherwise (“Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment shall be equal to the Reduced Amount (defined below). The “Reduced Amount” shall be either (y) the largest portion of the Payment that would result in no portion of the Payment (after reduction) being subject to the Excise Tax, or (z) the entire Payment, whichever amount after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate, net of the maximum reduction in federal income taxes which could be obtained from a deduction of such state and local taxes), results in your receipt, on an after-tax basis, of the greatest amount of the Payment to you.

(ii) If a reduction in the Payment is to be made, the reduction in payments and/or benefits shall occur in the following order unless you elect in writing a different order (provided, however, that such election shall be subject to Company approval, such approval not to be unreasonably withheld or delayed, if made on or after the date on which the event that triggers the Payment occurs (the “Payment Event”)): (1) reduction of cash payments; (2) cancellation of accelerated vesting of equity awards other than stock options; (3) cancellation of accelerated vesting of stock options; and (4) reduction of other benefits paid to you. In the event that acceleration of compensation from your equity awards is to be reduced, such acceleration of vesting shall be canceled in the reverse order of the date of grant unless you elect in writing a different order for cancellation.

(iii) The accounting firm engaged by the Company for general audit purposes as of the day prior to the effective date of the Payment Event shall perform the foregoing calculations. If the accounting firm so engaged by the Company is serving as accountant or auditor for the individual, entity or group effecting the Payment Event, a nationally recognized accounting firm appointed by the Board and reasonably approved by you shall make the determinations required hereunder. The Company shall bear all expenses with respect to the determinations by such accounting firm required to be made hereunder.

(iv) The accounting firm engaged to make the determinations hereunder shall provide its calculations, together with detailed supporting documentation, to the Company and you within fifteen (15) calendar days after the date on which your right to a Payment is triggered (if requested at that time by the Company or you) or such other time or times as requested by the Company or you. If the accounting firm determines that no Excise Tax is payable with respect to a Payment, either before or after the application of the Reduced Amount, it shall furnish the Company and you with an opinion reasonably acceptable to you that no Excise Tax will be imposed with respect to such Payment. The Company shall be entitled to rely upon the accounting firm’s determinations, which shall be final and binding.

11.    DISPUTE RESOLUTION. To ensure the rapid and economical resolution of disputes that may arise in connection with your employment, you and the Company agree that any and all disputes, claims, or causes of action, in law or equity, arising from or relating to the enforcement, breach, performance, execution, or interpretation of this agreement, your employment, or the termination of your employment, shall be resolved, to the fullest extent permitted by law, by final, binding and confidential arbitration in San Francisco, California conducted before a single arbitrator by Judicial Arbitration and Mediation Services, Inc. (“JAMS”) or its successor, under the then applicable JAMS rules. By agreeing to this arbitration procedure, both you and the Company waive the right to resolve any such dispute through a trial by jury or judge or by administrative proceeding. The arbitrator shall: (a) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be permitted by law; and (b) issue a written arbitration decision including the arbitrator’s essential findings and conclusions and a statement of the award. The Company shall pay all of JAMS’ arbitration fees. Nothing in this letter agreement shall prevent either you or the Company from obtaining injunctive relief in court if necessary to prevent irreparable harm pending the conclusion of any arbitration. The parties agree that the arbitrator shall award reasonable attorneys fees and costs to the prevailing party in any action brought hereunder, and the arbitrator shall have discretion to determine the prevailing party in an arbitration where multiple claims may be at issue.

12.    MISCELLANEOUS.

(a) General Provisions. This letter, including the attached Non-Disclosure Agreement and Mutual Release of Claims, constitutes the complete, final and exclusive embodiment of the entire agreement between you and the Company with regard to the subject matter hereof. It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other agreements, promises, warranties or representations concerning its subject matter. Changes in your employment terms, other than those expressly reserved herein to the Company’s or the Board’s discretion, only can be made in a writing signed by a duly-authorized member of the Board and you. This letter agreement will bind the heirs, personal representatives, successors and assigns of both you and the Company, and inure to the benefit of both you and the Company, their heirs, successors and assigns. If any provision of this letter agreement is determined to be invalid or unenforceable, in whole or in part, this determination shall not affect any other provision of this letter agreement and the provision in question shall be modified so as to be rendered enforceable in a manner consistent with the intent of the parties insofar as possible under applicable law. This letter agreement shall be construed and enforced in accordance with the laws of the State of California without regard to conflicts of law principles. Any ambiguity in this letter agreement shall not be construed against either party as the drafter. Any waiver of a breach of this letter agreement, or rights hereunder, shall be in writing and shall not be deemed to be a waiver of any successive breach or rights hereunder. This letter agreement may be executed in counterparts which shall be deemed to be part of one original, and facsimile signatures shall be equivalent to original signatures.

(b) Legal Right to Work. As required by law, this offer is subject to satisfactory proof of your right to work in the United States.

[Remainder of Page Intentionally Blank.]

(c) Acceptance. Please sign this letter and the attached Non-Disclosure Agreement and return them to me as soon as possible to accept employment with the Company on the terms set forth herein. We are very excited about having you join us as an employee and look forward to working with you.

Sincerely,

/s/ Charles M. Boesenberg

Charles M. Boesenberg
Chairman of the Compensation Committee of the Board of Directors

Understood and Agreed:

/s/ Mark J. Barrenechea

Mark J. Barrenechea

May 24, 2007

Date

Exhibit A - Invention and Non-Disclosure Agreement
Exhibit B - Mutual Release of Claims

EXHIBIT A

INVENTION AND NON-DISCLOSURE AGREEMENT

RACKABLE SYSTEMS, INC.

EMPLOYEE PROPRIETARY INFORMATION AND INVENTIONS AGREEMENT

In consideration of my employment by Rackable Systems, Inc., a Delaware corporation (the "Company"), I hereby agree to the following with respect to my use and development of information and technology of the Company, as more fully set out below.

Proprietary Information.

Confidential Restrictions. I agree to hold in strict confidence and in trust for the sole benefit of the Company all Proprietary Information (as defined below) that I may have access to during the course of my employment with the Company and will not disclose any Proprietary Information, directly or indirectly, to anyone outside of the Company, or use, copy, publish, summarize, or remove from Company premises such information (or remove from the premises any other property of the Company) except (i) during my employment to the extent necessary to carry out my responsibilities as an employee of the Company or (ii) after termination of my employment, as specifically authorized by the President of the Company. I further understand that the publication of any Proprietary Information through literature or speeches must be approved in advance in writing by the President of the Company. "Proprietary Information" shall mean all information and any idea in whatever form, tangible or intangible, whether disclosed to or learned or developed by me, pertaining in any manner to the business of the Company (or any affiliate of it that might be formed) or to the Company's customers, suppliers, licensors and other commercial partners unless: (i) the information is or becomes publicly known through lawful means; (ii) the information was rightfully in my possession or part of my general knowledge prior to my employment by the Company; or (iii) the information is disclosed to me without confidential or proprietary restriction by a third party who rightfully possesses the information (without confidential or proprietary restriction) and did not learn of it, directly or indirectly, from the Company.

Third Party Information. I recognize that the Company has received and in the future will receive from third parties their confidential or proprietary information subject to a duty on the Company's part to maintain the confidentiality of such information and to use it only for certain limited purposes. I agree that I owe the Company and such third parties, during the term of my employment and thereafter, a duty to hold all such confidential or proprietary information in the strictest confidence and not to disclose it to any person, firm, or corporation (except as necessary in carrying out my work for the Company consistent with the Company's agreement with such third party) or to use it for the benefit of anyone other than for the Company or such third party (consistent with the Company's agreement with such third party) without the express written authorization of the President of the Company.

Interference with Business. I hereby acknowledge that pursuit of the activities forbidden by this Section 1(c) would necessarily involve the use or disclosure of Proprietary Information in breach of Section 1, but that proof of such breach would be extremely difficult. To forestall such disclosure, use, and breach, I agree that for the term of this Agreement and for a period of one (1) year after termination of my employment with the Company, I shall not, for myself or any third party, directly or indirectly (i) divert or attempt to divert from the Company (or any affiliate of it that might be formed) any business of any kind in which it is engaged, including, without limitation, the solicitation of or interference with any of its suppliers or customers; (ii) employ, solicit for employment, or recommend for employment any person employed by the Company (or by any affiliate of it that might be formed) during the period of such person's employment and for a period of one (1) year thereafter; or (iii) engage in any business activity that is or may be competitive with the Company (or any affiliate of it that might be formed). I understand that none of my activities will be prohibited under this Section 1(c) if I can prove that the action was taken without the use in any way of Proprietary Information.

Inventions.

Defined; Statutory Notice. I understand that during the term of my employment, there are certain restrictions on my development of technology, ideas, and inventions, referred to in this Agreement as "Invention Ideas." The term Invention Ideas means any and all ideas, processes, trademarks, service marks, inventions, technology, computer programs, original works of authorship, designs, formulas, discoveries, patents, copyrights, and all improvements, rights, and claims related to the foregoing that are conceived, developed, or reduced to practice by me alone or with others except to the extent that California Labor Code Section 2870 lawfully prohibits the assignment of rights in such ideas, processes, inventions, etc. I understand that Section 2870(a) provides:

Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer's equipment, supplies, facilities, or trade secret information except for those inventions that either:

Relate at the time of conception or reduction to practice of the invention to the employer's business, or actual or demonstrably anticipated research or development of the employer.

Result from any work performed by the employee for the employer.

Records of Invention Ideas. I agree to maintain adequate and current written records on the development of all Invention Ideas and to disclose promptly to the Company all Invention Ideas and relevant records, which records will remain the sole property of the Company. I further agree that all information and records pertaining to any idea, process, trademark, service mark, invention, technology, computer program, original work of authorship, design, formula, discovery, patent, or copyright that I do not believe to be an Invention Idea, but is conceived, developed, or reduced to practice by me (alone or with others) during my period of employment or during the one-year period following termination of my employment, shall be promptly disclosed to the Company (such disclosure to be received in confidence). The Company shall examine such information to determine if in fact the idea, process, or invention, etc., is an Invention Idea subject to this Agreement.

Assignment. I agree to assign to the Company, without further consideration, my entire right, title, and interest (throughout the United States and in all foreign countries), free and clear of all liens and encumbrances, in and to each Invention Idea, which shall be the sole property of the Company, whether or not patentable. In the event any Invention Idea shall be deemed by the Company to be patentable or otherwise registrable, I will assist the Company (at its expense) in obtaining letters patent or other applicable registrations thereon and I will execute all documents and do all other things (including testifying at the Company's expense) necessary or proper to obtain letters patent or other applicable registrations thereon and to vest the Company with full title thereto. Should the Company be unable to secure my signature on any document necessary to apply for, prosecute, obtain, or enforce any patent, copyright, or other right or protection relating to any Invention Idea, whether due to my mental or physical incapacity or any other cause, I hereby irrevocably designate and appoint the Company and each of its duly authorized officers and agents as my agent and attorney-in-fact, to act for and in my behalf and stead, to execute and file any such document, and to do all other lawfully permitted acts to further the prosecution, issuance, and enforcement of patents, copyrights, or other rights or protections with the same force and effect as if executed and delivered by me.

Exclusions. Except as disclosed in Exhibit A, there are no ideas, processes, trademarks, service marks, inventions, technology, computer programs, original works of authorship, designs, formulas, discoveries, patents, copyrights, or improvements to the foregoing that I wish to exclude from the operation of this Agreement.

Post-Termination Period. I acknowledge that because of the difficulty of establishing when any idea, process, invention, etc., is first conceived or developed by me, or whether it results from access to Proprietary Information or the Company’s equipment, facilities and data, I agree that any idea, process, trademark, service mark, invention, technology, computer program, original work of authorship, design, formula, discovery, patent, copyright, or any improvement, rights, or claims related to the foregoing shall be presumed to be an Invention Idea if it is conceived, developed, used, sold, exploited, or reduced to practice by me or with my aid within one (1) year after my termination of employment with the Company. I can rebut the above presumption if I prove that the invention, idea, process, etc., is not an Invention Idea as defined in paragraph 2(a).

I understand that nothing in this Agreement is intended to expand the scope of protection provided me by Sections 2870 through 2872 of the California Labor Code.

Former or Conflicting Obligations. During my employment with the Company, I will not disclose to the Company, or use, or induce the Company to use, any proprietary information or trade secrets of others. I represent that my performance of this Agreement will not breach any agreement to keep in confidence proprietary information acquired by me in confidence or in trust prior to my employment by the Company. I certify that I have no outstanding agreement or obligation that is in conflict with any of the provisions of this Agreement, or that would preclude me from complying with the provisions hereof. I further certify that during the term of my employment with the Company, I will not engage in any other employment, occupation, consulting or other business activity directly related to the business in which the Company is now involved or becomes involved during the term of such employment.

Government Contracts. I understand that the Company has or may enter into contracts with the government under which certain intellectual property rights will be required to be protected, assigned, licensed, or otherwise transferred and I hereby agree to execute such other documents and agreements as are necessary to enable the Company to meet its obligations under any such government contracts.

Termination. I hereby acknowledge and agree that all personal property, including, without limitation, all books, manuals, records, models, drawings, reports, notes, contracts, lists, blueprints, and other documents or materials or copies thereof, Proprietary Information, and equipment furnished to or prepared by me in the course of or incident to my employment, belong to the Company and will be promptly returned to the Company upon termination of my employment with the Company. Following my termination, I will not retain any written or other tangible material containing any Proprietary Information or information pertaining to any Invention Idea. I understand that my obligations contained herein will survive the termination of my employment. In the event of termination of my employment, I agree to sign and deliver to the Company a Termination Certificate in the form attached hereto as Exhibit B.

Miscellaneous Provisions.

Assignment. I agree that the Company may assign to another person or entity any of its rights under this Agreement, including, without limitation, any successor in interest to the Company or its business operations. This Agreement shall be binding upon me and my heirs, executors, administrators, and successors, and shall inure to the benefit of the Company's successors and assigns.

Governing Law; Severability. The validity, interpretation, enforceability, and performance of this Agreement shall be governed by and construed in accordance with the laws of the State of California. If any provision of this Agreement, or application thereof to any person, place, or circumstance, shall be held by a court of competent jurisdiction to be invalid, unenforceable, or void, the remainder of this Agreement and such provisions as applied to other persons, places, and circumstances shall remain in full force and effect.

Entire Agreement. The terms of this Agreement are the final expression of my agreement with respect to the subject matter hereof and may not be contradicted by evidence of any prior or contemporaneous agreement. This Agreement shall constitute the complete and exclusive statement of its terms and no extrinsic evidence whatsoever may be introduced in any judicial, administrative, or other legal proceeding involving this Agreement.

Application of this Agreement. I hereby agree that my obligations set forth in Sections 1 and 2 hereof and the definitions of Proprietary Information and Invention Ideas contained therein shall be equally applicable to Proprietary Information and Invention Ideas relating to any work performed by me for the Company prior to the execution of this Agreement.

Date: May 24, 2007
/s/ Mark J. Barrenechea

Signature

Mark J. Barrenechea

Printed Name

EXHIBIT A

Employee's Prior Inventions

Except as set forth below, there are no ideas, processes, trademarks, service marks, inventions, technology, computer programs, original works of authorship, designs, formulas, discoveries, patents, copyrights, or any claims, rights, or improvements to the foregoing that I wish to exclude from the operation of this Agreement:

EXHIBIT B

TERMINATION CERTIFICATE CONCERNING

PROPRIETARY INFORMATION AND INVENTIONS

This is to certify that I have returned all personal property of the Company, including, without limitation, all books, manuals, records, models, drawings, reports, notes, contracts, lists, blueprints, and other documents and materials, Proprietary Information, and equipment furnished to or prepared by me in the course of or incident to my employment with the Company, and that I did not make or distribute any copies of the foregoing.

I further certify that I have reviewed the Employee Proprietary Information and Inventions Agreement signed by me and that I have complied with and will continue to comply with all of its terms, including, without limitation, (i) the reporting of any invention, process, or idea, etc. conceived or developed by me and covered by the Agreement and (ii) the preservation as confidential of all Proprietary Information pertaining to the Company. This certificate in no way limits my responsibilities or the Company’s rights under the Agreement.

On termination of my employment with the Company, I will be employed by ___________ [name of new employer] ________________________________________________ [in the  _________________ division] and I will be working in connection with the following projects:

[generally describe the projects]

Dated: ________________________________

Signature

Printed Name

EXHIBIT B

MUTUAL RELEASE OF CLAIMS
(To be signed on or within 21 days after the employment termination date.)

Pursuant to the terms of the offer letter agreement between Rackable Systems, Inc. (the “Company”) and Mark J. Barrenechea (“Executive”) dated May 24, 2007 (the “Agreement”), the parties hereby enter into the following Mutual Release of Claims (the “Release”):

1.    Executive’s Release of Claims:

Executive understands that, on the last date of his employment with the Company, the Company will pay him any accrued salary and accrued and unused vacation to which he is entitled by law, regardless of whether he signs this Release, but he is not entitled to the Severance Benefits, unless he signs and returns this Release to the Company and allows it to become effective.

Executive hereby generally and completely releases the Company, its parent, and its and their directors, officers, employees, shareholders, partners, agents, attorneys, predecessors, successors, parent and subsidiary entities, insurers, affiliates, and assigns (collectively the “Released Parties”) of and from any and all claims, liabilities and obligations, both known and unknown, arising out of or in any way related to events, acts, conduct, or omissions occurring at any time prior to or at the time that Executive signs this Release. This general release includes, but is not limited to: (1) all claims arising out of or in any way related to Executive’s employment with the Company or the termination of that employment; (2) all claims related to Executive’s compensation or benefits from the Company, including salary, bonuses, commissions, vacation pay, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership or equity interests in the Company; (3) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing (including claims based on or arising under the Agreement); (4) all tort claims, including claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (5) all federal, state, and local statutory claims, including claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990, the federal Age Discrimination in Employment Act (as amended) (“ADEA”), the federal Family and Medical Leave Act, the California Labor Code (as amended), the California Family Rights Act, and the California Fair Employment and Housing Act (as amended).

Executive understands that notwithstanding the foregoing, the following are not included in the Released Claims (the “Excluded Claims”): (i) any rights or claims for indemnification Executive may have pursuant to any written indemnification agreement to which he is a party, the charter, bylaws, or operating agreements of any of the Released Parties, or under applicable law; or (ii) any rights which are not waivable as a matter of law. In addition, Executive understands that nothing in this release prevents him from filing, cooperating with, or participating in any proceeding before the Equal Employment Opportunity Commission, the Department of Labor, or the California Department of Fair Employment and Housing, except that Executive acknowledges and agrees that he shall not recover any monetary benefits in connection with any such claim, charge or proceeding with regard to any claim released herein. Executive hereby represents and warrants that, other than the Excluded Claims, Executive is not aware of any claims he has or might have against any of the Released Parties that are not included in the Released Claims.

Executive acknowledges that he is knowingly and voluntarily waiving and releasing any rights he may have under the ADEA, and that the consideration given for the waiver and release in the preceding paragraph is in addition to anything of value to which he is already entitled. Executive further acknowledges that he has been advised by this writing that: (1) his waiver and release do not apply to any rights or claims that may arise after the date he signs this Release; (2) he should consult with an attorney prior to signing this Release (although he may choose voluntarily not to do so); (3) he has twenty-one (21) days to consider this Release (although he may choose voluntarily to sign it earlier); (4) he has seven (7) days following the date he signs this Release to revoke it by providing written notice of revocation to the Chairman of the Company’s Board of Directors; and (5) this Release will not be effective until the date upon which the revocation period has expired, which will be the eighth calendar day after the date Executive signs it provided that he does not revoke it and that the Company has signed this Release by such date (the “Effective Date”).

Executive hereby represents that he has been paid all compensation owed and for all hours worked, he has received all the leave and leave benefits and protections for which he is eligible, pursuant to the Family and Medical Leave Act, the California Family Rights Act, or otherwise, and he has not suffered any on-the-job injury for which he has not already filed a workers’ compensation claim.

2.    Company’s Release of Claims:

The Company hereby generally and completely releases Executive of and from any and all claims, liabilities, and obligations, both known and unknown, arising out of or in any way related to events, acts, conduct or omissions occurring at any time prior to or at the time the Company signs this Release (the “Released Claims”); provided however, that this Release shall not extend to: (1) any claims that may arise out of any events, acts, conduct or omissions occurring after this Release is executed, including without limitation, any claims for breach of the Agreement; (2) any claims arising at any time out of Executive’s obligations to protect the Company’s proprietary information, including without limitation, any claims arising from Executive’s obligations under his Confidentiality Agreement, claims arising under the California Uniform Trade Secrets Act, or common law claims arising from these obligations; or (3) any claims arising from any actions by Executive during his employment with the Company which were outside of his authority as President and Chief Executive Officer and Member of the Board of Directors of the Company or outside of the course and scope of his employment (the “Excluded Claims”).

The Company hereby represents and warrants that, other than the Excluded Claims, it is not aware of any claims it has or might have against Executive that are not included in the Released Claims.

3.    Section 1542 Waiver:

THE PARTIES UNDERSTAND THAT THIS AGREEMENT INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS. The parties acknowledge that each has read and understands Section 1542 of the California Civil Code which reads as follows: “A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.” The parties hereby expressly waive and relinquish all rights and benefits under that section and any law or legal principle of similar effect in any jurisdiction with respect to their respective release of claims herein, including but not limited to their releases of unknown and unsuspected claims.

4.    Additional Agreements:

The parties hereby further agree as follows: (1) Executive agrees not to disparage the Company, its parent, or its or their officers, directors, employees, shareholders, affiliates and agents, in any manner likely to be harmful to its or their business, business reputation, or personal reputation, and the Company agrees not to disparage Executive in any manner likely to be harmful to his business reputation or personal reputation (although the parties may respond accurately and fully to any question, inquiry or request for information as required by legal process); (2) not to voluntarily (except in response to legal compulsion) assist any third party in bringing or pursuing any proposed or pending litigation, arbitration, administrative claim or other formal proceeding against the other party, or against the Company’s parent or subsidiary entities, affiliates, officers, directors, employees or agents; and (3) to reasonably cooperate with the other party, by voluntarily (without legal compulsion) providing accurate and complete information, in connection with such other party’s actual or contemplated defense, prosecution, or investigation of any claims or demands by or against third parties, or other matters, arising from events, acts, or failures to act that occurred during the period of Executive’s employment by the Company.

Executive:

By:

Mark J. Barrenechea

Date:

Company:

By:

Title:

Date: